Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2014 RESULTS

•	Third quarter comparable store sales increase of 6.2%

•	22% increase in third quarter diluted earnings per share to $2.06

Springfield, MO, October 22, 2014 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2014.

3rd Quarter Financial Results
Sales for the third quarter ended September 30, 2014, increased $149 million, or 9%, to $1.88 billion from $1.73 billion for the same period one year ago. Gross profit for the third quarter increased to $968 million (or 51.6% of sales) from $879 million (or 50.9% of sales) for the same period one year ago, representing an increase of 10%. Selling, general and administrative expenses (“SG&A”) for the third quarter increased to $624 million (or 33.3% of sales) from $579 million (or 33.5% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the third quarter increased to $344 million (or 18.3% of sales) from $300 million (or 17.4% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the third quarter ended September 30, 2014, increased $31 million, or 16%, to $217 million (or 11.6% of sales) from $186 million (or 10.8% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 22% to $2.06 on 105 million shares versus $1.69 for the same period one year ago on 110 million shares.

Commenting on the Company’s third quarter results, President and CEO, Greg Henslee, stated, “We are very proud to report another very successful quarter. Team O'Reilly's unwavering commitment to providing excellent customer service to every customer who calls or walks into our stores continues to be the key to our ability to grow our market share and generate record breaking results, highlighted by our 6.2% increase in comparable store sales for the third quarter, which exceeded the top end of our quarterly guidance by 120 basis points. Our strong top-line performance and continued robust gross margin results drove a record operating margin of 18.3% and a 22% increase in diluted earnings per share to $2.06 for the quarter, representing our 23rd consecutive quarter of 15% or greater diluted earnings per share growth. I would like to thank each of our over 67,000 Team Members for their continued hard work and dedication to our ongoing success.”

Year-to-Date Financial Results
Sales for the first nine months of 2014 increased $424 million, or 8%, to $5.45 billion from $5.03 billion for the same period one year ago. Gross profit for the first nine months of 2014 increased to $2.80 billion (or 51.3% of sales) from $2.55 billion (or 50.7% of sales) for the same period one year ago, representing an increase of 10%. SG&A for the first nine months of 2014 increased to $1.83 billion (or 33.6% of sales) from $1.70 billion (or 33.8% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the first nine months of 2014 increased to $967 million (or 17.7% of sales) from $848 million (or 16.9% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the first nine months of 2014 increased $79 million, or 15%, to $597 million (or 10.9% of sales) from $518 million (or 10.3% of sales) for the same period one year ago. Diluted earnings per common share for the first nine months of 2014 increased 21% to $5.58 on 107 million shares versus $4.63 for the same period one year ago on 112 million shares.

Mr. Henslee continued, “During the third quarter, we opened 54 net, new stores, which brings our year-to-date store expansion to 145 net, new stores, and we remain on target to open 200 net, new stores in 2014. Included in the third quarter openings was our first store in Pennsylvania, representing expansion into our 43rd state. We remain confident in our ability to profitably grow our brand in both existing and new markets, and we plan to continue our aggressive growth by establishing a target of 205 new store openings in 2015.”

Mr. Henslee added, “In September, we successfully opened our 26th distribution center in Naperville, Illinois. This new, 363,000 square foot, state-of-the-art facility will support our stores in the busy Chicagoland markets and will free up capacity in several of our existing Midwestern distribution centers, better positioning those facilities to support future store growth. As of the date of this release, the Chicago distribution center is already servicing 118 stores and will ramp up to 165 stores by early November. Additionally, the relocation of our Lewiston, Maine, distribution center into a new, larger facility in Devens, Massachusetts, remains on schedule to be completed during the fourth quarter. The ongoing investment in our distribution infrastructure creates capacity for future growth and provides our stores with the critical support necessary to continue to provide unparalleled customer service and industry-leading parts availability.”

Share Repurchase Program
During the third quarter ended September 30, 2014, the Company repurchased 2.5 million shares of its common stock, at an average price per share of $152.42, for a total investment of $387 million. During the first nine months of 2014, the Company repurchased 4.6 million shares of its common stock, at an average price per share of $150.55, for a total investment of $687 million. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 1.0 million shares of its common stock, at an average price per share of $150.55, for a total investment of $156 million. The Company has repurchased a total of 46.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $90.84, for a total aggregate investment of $4.20 billion. As of the date of this release, the Company had approximately $303 million remaining under its current share repurchase authorization.

3rd Quarter and Year-to-Date Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 6.2% for the third quarter ended September 30, 2014, versus 4.6% for the same period one year ago. Comparable store sales increased 5.9% for the first nine months of 2014, versus 3.9% for the same period one year ago.

4th Quarter and Updated Full-Year 2014 Guidance
The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2014 financial data:

	For the Three Months Ending	For the Year Ending
	December 31, 2014	December 31, 2014
Comparable store sales	3.0% to 5.0%	5.0% to 6.0%
Total revenue		$7.1 billion to $7.2 billion
Gross profit as a percentage of sales		51.2% to 51.4%
Operating income as a percentage of sales		17.3% to 17.5%
Diluted earnings per share (1)	$1.60 to $1.64	$7.19 to $7.23
Capital expenditures		$390 million to $410 million
Free cash flow (2)		$675 million to $725 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, October 23, 2014, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 38131433. A replay of the conference call will be available on the Company’s website through October 22, 2015.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of September 30, 2014, the Company operated 4,311 stores in 43 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2013, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2014	September 30, 2013	December 31, 2013
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$298,283	$363,008	$231,318
Accounts receivable, net	152,779	141,928	131,504
Amounts receivable from vendors	67,073	72,366	66,619
Inventory	2,517,927	2,364,538	2,375,047
Other current assets	34,689	33,933	30,713
Total current assets	3,070,751	2,975,773	2,835,201

Property and equipment, at cost	3,895,165	3,524,762	3,606,837
Less: accumulated depreciation and amortization	1,294,053	1,146,364	1,181,734
Net property and equipment	2,601,112	2,378,398	2,425,103

Notes receivable, less current portion	14,283	14,556	13,066
Goodwill	756,335	758,523	756,225
Other assets, net	32,695	39,926	37,613
Total assets	$6,475,176	$6,167,176	$6,067,208

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,409,054	$2,075,525	$2,056,521
Self-insurance reserves	65,632	57,030	57,700
Accrued payroll	71,451	61,135	65,520
Accrued benefits and withholdings	58,602	44,110	41,262
Deferred income taxes	21,039	10,968	20,222
Income taxes payable	18,645	—	—
Other current liabilities	201,475	190,220	181,718
Current portion of long-term debt	44	68	67
Total current liabilities	2,845,942	2,439,056	2,423,010

Long-term debt, less current portion	1,396,488	1,396,031	1,396,141
Deferred income taxes	61,789	96,549	80,713
Other liabilities	194,551	199,653	201,023

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
102,393,366 as of September 30, 2014,
107,667,354 as of September 30, 2013, and
105,939,766 as of December 31, 2013	1,024	1,077	1,059
Additional paid-in capital	1,168,741	1,115,710	1,118,929
Retained earnings	806,641	919,100	846,333
Total shareholders’ equity	1,976,406	2,035,887	1,966,321

Total liabilities and shareholders’ equity	$6,475,176	$6,167,176	$6,067,208
Note: The balance sheet at December 31, 2013, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Sales	$1,876,872	$1,728,025	$5,451,903	$5,028,003
Cost of goods sold, including warehouse and distribution expenses	908,671	848,862	2,655,109	2,478,302
Gross profit	968,201	879,163	2,796,794	2,549,701

Selling, general and administrative expenses	624,433	578,783	1,829,432	1,701,976
Operating income	343,768	300,380	967,362	847,725

Other income (expense):
Interest expense	(12,983)	(13,295)	(39,211)	(36,162)
Interest income	551	514	1,688	1,460
Other, net	982	690	2,237	2,022
Total other expense	(11,450)	(12,091)	(35,286)	(32,680)

Income before income taxes	332,318	288,289	932,076	815,045
Provision for income taxes	115,321	101,800	335,572	297,100
Net income	$216,997	$186,489	$596,504	$517,945

Earnings per share-basic:
Earnings per share	$2.10	$1.72	$5.67	$4.71
Weighted-average common shares outstanding – basic	103,498	108,307	105,146	110,034

Earnings per share-assuming dilution:
Earnings per share	$2.06	$1.69	$5.58	$4.63
Weighted-average common shares outstanding – assuming dilution	105,222	110,193	106,945	111,885

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2014	2013
Operating activities:
Net income	$596,504	$517,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	143,515	136,071
Amortization of debt discount and issuance costs	1,563	1,526
Excess tax benefit from stock options exercised	(32,296)	(25,195)
Deferred income taxes	(18,108)	8,501
Share-based compensation programs	17,424	16,485
Other	3,801	4,635
Changes in operating assets and liabilities:
Accounts receivable	(26,167)	(24,489)
Inventory	(142,880)	(88,206)
Accounts payable	352,533	146,413
Income taxes payable	51,043	18,842
Other	36,022	7,320
Net cash provided by operating activities	982,954	719,848

Investing activities:
Purchases of property and equipment	(317,157)	(299,511)
Proceeds from sale of property and equipment	2,304	1,101
Payments received on notes receivable	2,770	3,905
Net cash used in investing activities	(312,083)	(294,505)

Financing activities:
Proceeds from the issuance of long-term debt	—	299,976
Payment of debt issuance costs	—	(2,967)
Principal payments on capital leases	(54)	(207)
Repurchases of common stock	(687,154)	(687,162)
Excess tax benefit from stock options exercised	32,296	25,195
Net proceeds from issuance of common stock	51,006	54,702
Net cash used in financing activities	(603,906)	(310,463)

Net increase in cash and cash equivalents	66,965	114,880
Cash and cash equivalents at beginning of the period	231,318	248,128
Cash and cash equivalents at end of the period	$298,283	$363,008

Supplemental disclosures of cash flow information:
Income taxes paid	$308,029	$271,898
Interest paid, net of capitalized interest	47,173	44,060

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended September 30,
Adjusted Debt to EBITDAR:		2014	2013
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,532	$1,396,099
Add:	Letters of credit	47,782	52,481
	Discount on senior notes	3,512	4,015
	Six-times rent expense	1,560,060	1,513,260
Adjusted debt		$3,007,886	$2,965,855

GAAP net income		$748,851	$650,747
Add:	Interest expense	52,123	47,640
	Provision for income taxes	427,122	376,975
	Depreciation and amortization	190,624	180,681
	Share-based compensation expense	22,661	21,935
	Rent expense	260,010	252,210
EBITDAR		$1,701,391	$1,530,188

Adjusted debt to EBITDAR		1.77	1.94

	September 30,
	2014	2013
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Inventory turnover, net of payables (2)	16.8	10.3
Average inventory per store (in thousands) (3)	$584	$572
Accounts payable to inventory (4)	95.7%	87.8%
Return on equity (5)	36.4%	31.7%
Return on assets (6)	11.8%	10.9%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Selected Financial Information (in thousands):
Capital expenditures	$122,228	$122,934	$317,157	$299,511
Free cash flow (7)	$205,201	$157,502	$665,797	$420,337
Depreciation and amortization	$48,511	$46,389	$143,515	$136,071
Interest expense	$12,983	$13,295	$39,211	$36,162
Rent expense	$65,927	$63,551	$196,023	$190,905

Store and Team Member Information:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2014	2013	2014	2013	2014	2013
Beginning store count	4,257	4,087	4,166	3,976	4,135	3,896
New stores opened	57	50	150	163	182	187
Stores acquired	—	—	—	—	—	56
Stores closed	(3)	(2)	(5)	(4)	(6)	(4)
Ending store count	4,311	4,135	4,311	4,135	4,311	4,135

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2014	2013	2014	2013
Total employment	67,695	61,296
Square footage (in thousands)	31,165	29,820
Sales per weighted-average square foot (8)	$60.16	$57.88	$230.26	$223.41
Sales per weighted-average store (in thousands) (9)	$435	$417	$1,663	$1,605

(1)
Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)
Calculated as cost of goods sold for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)
Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)
Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)
Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.